Exhibit 8.1

Asia Pacific
Bangkok
Beijing
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur
Manila
Melbourne
Shanghai
Singapore
Sydney
Taipei
Tokyo

Europe &
Middle East
Abu Dhabi
Almaty
Amsterdam
Antwerp
Bahrain
Baku
Barcelona
Berlin
Brussels
Budapest
Cairo
Düsseldorf
Frankfurt / Main
Geneva
Kyiv
London
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich

North & South
America
Bogotá
Brasilia
Buenos Aires
Caracas
Chicago
Dallas
Guadalajara
Houston
Juarez
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre
Rio de Janeiro
San Diego
San Francisco
Santiago
Sao Paulo
Tijuana
Toronto
Valencia
Washington, DC
Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
130 East Randolph Drive
Chicago, Illinois 60601, USA

Tel: +1 312 861 8000
Fax: +1 312 861 2899
www.bakernet.com
April 13, 2011
Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, California 94303
RE:	Qualification of Essex Property Trust, Inc. as a Real Estate Investment Trust
Ladies and Gentlemen:
We have acted as tax counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of 2,600,000 shares of the Company’s 7.125% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The Preferred Stock is the subject of a prospectus supplement dated April 8, 2011 (the “Prospectus Supplement”) to a prospectus (the “Basic Prospectus”; and collectively with the Prospectus Supplement, the “Prospectus”) included as part of a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-165693) that was filed on behalf of the Company and Essex Portfolio, L.P. (the “Operating Partnership”) on March 25, 2010 with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).
You have requested our opinion as to certain federal income tax matters regarding the Company. In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) that certain certificate dated April 13, 2011 (the “Certificate”) delivered to Baker & McKenzie LLP by the Company and the Operating Partnership, which provides certain representations by them relevant to this opinion; (ii) the Registration Statement and the Prospectus; (iii) the partnership agreement of the Operating Partnership; (iv) the bylaws of the Company; and (v) such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.
Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) the Operating Partnership has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (ii) the Company and the Operating Partnership are operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts
Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

contained in the Registration Statement and the Prospectus are true and complete in all material respects, (iv) all representations of fact contained in the Certificate are true and complete in all material respects and (v) any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.
We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.
Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “Service”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, Service administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Service or the courts, and our opinion is not binding on the Service or the courts. Hence, there can be no assurance that the Service will not challenge, or that the courts will agree, with our conclusions.
Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:
(i)	Commencing with its taxable year ended December 31, 1994 through its taxable year ended December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its organization and its present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT; and
(ii)	The statements contained in the Basic Prospectus and the Prospectus Supplement under the captions “Certain Material Federal Income Tax Considerations” and “Additional Federal Income Tax Considerations,” respectively, insofar as such

Essex Property Trust, Inc. April 13, 2011	Page 2

statements constitute matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein.
We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the Service and court decisions.
This opinion is furnished to you solely for use in connection with the Prospectus Supplement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the Basic Prospectus and the Prospectus Supplement under the captions “Certain Material Federal Income Tax Considerations” and “Additional Federal Income Tax Considerations,” respectively, as well as under the caption “Legal Matters” in such documents. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Baker & McKenzie LLP
Baker & McKenzie LLP

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